Exhibit 28(e)(iii)
Underwriting Agreement for:
FundVantage Trust
Effective as of the closing of the sale of PNC Global Investment Servicing Inc. (“PGIS”), the indirect parent of PFPC Distributors, Inc. to THE BANK OF NEW YORK MELLON CORPORATION by THE PNC FINANCIAL SERVICES GROUP, INC., FundVantage Trust (the “Trust”), on behalf of each series thereof (each a “Fund” and collectively, the “Funds”) and BNY Mellon Distributors Inc. (formerly known as PFPC Distributors, Inc.) (the “Distributor”) hereby enter into this Underwriting Agreement on terms identical to those of the underwriting agreement between the parties effective as of July 19, 2007, as amended, including Exhibit A, as attached hereto and as amended from time to time (the “Existing Agreement”). Except as described below, The terms and conditions of the Existing Agreement are incorporated herein by reference. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.
Unless sooner terminated as provided herein, this agreement shall continue for an initial term ending July 19, 2011, and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Trust’s board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this agreement and who are not interested persons (as defined in the 1940 Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Trust’s board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by BNY Mellon Distributors Inc. This agreement may be terminated with respect to one or more Funds, or with respect to the entire Trust. This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).
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IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Agreement to be executed as of the day and year first above written.

FUNDVANTAGE TRUST

By:

Name:

Title:

Date:

BNY MELLON DISTRIBUTORS INC.

By:

Name:

Title:

Date:

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EXHIBIT A
     THIS EXHIBIT A, dated as of July 1, 2010, is Exhibit A to that certain Underwriting Agreement effective upon closing of the of the sale of PNC Global Investment Servicing Inc. (“PGIS”), the indirect parent of PFPC Distributors, Inc. to The Bank of New York Mellon Corporation by The PNC Financial Services Group, Inc., between BNY Mellon Distributors Inc. and FundVantage Trust.
FUNDS
Cutwater Municipal Bond Inflation Protection Fund
Cutwater High Yield Fund
Cutwater Multi-Sector Inflation Protection Fund
Cutwater Investment Grade Bond Fund
Lateef Fund
Boston Advisors US Small Cap Equity Fund
Boston Advisors International Equity Fund
Corverus Strategic Equity Fund
WHV International Equity Fund
Pemberwick Fund
Private Capital Management Value Fund
Estabrook Value Fund
Estabrook Investment Grade Fixed Income Fund
Tax-Free Securities Fund
Tax-Free Short Intermediate Securities Fund
Polen Growth Fund
Olympia American Real Estate Fund
DuPont Capital Emerging Markets Fund

FUNDVANTAGE TRUST	BNY MELLON DISTRIBUTORS INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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